Exhibit 10.1


             DISCRETIONARY BONUSES FOR CERTAIN EXECUTIVE OFFICERS

         The following is a description of special discretionary bonuses to be paid to certain of the executive officers of Wynn Resorts, Limited (the "Company"), outside of the Company's Annual Performance Based Incentive Plan for Executive Officers (the "Bonus Plan"). This description is provided pursuant to Item 601(b)(10)(iii) of Regulation S-K.

         In addition to other compensation arrangements that the Company has in place, the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") may, in its discretion, award bonuses outside of the Bonus Plan in amounts that are determined, taking into account all factors the Compensation Committee determines to be relevant. Amounts paid as special discretionary bonuses do not come under the exceptions set out in
Section 162(m) of the Internal Revenue Code of 1986, as amended, and may not be deductible by the Company for federal income tax purposes to the extent the recipient's other income is greater than $1,000,000 and does not fall within certain exceptions.

         On December 15, 2004, the Compensation Committee awarded John Strzemp, Chief Financial Officer of the Company, and Marc H. Rubinstein, Senior Vice President and General Counsel of the Company, discretionary bonuses of $25,000 and $50,000, respectively. The bonus to Mr. Strzemp was in addition to a $150,000 minimum bonus awarded pursuant to Mr. Strzemp's employment contract. The discretionary bonuses awarded by the Compensation Committee to Messrs. Strzemp and Rubinstein were in recognition of each of their efforts and services throughout 2004.

         On December 28, 2004, the Compensation Committee awarded Stephen A. Wynn, Chairman and Chief Executive Officer of the Company, a discretionary bonus of $548,077. The discretionary bonuses awarded by the Compensation Committee to Mr. Wynn was in recognition of his efforts that contributed to the significant appreciation of the Company's common stock during 2004.